CUSIP No. 64110 W102	13G	Page 8 of 8 Pages

Exhibit 99.1

CONSENT TO JOINT FILING

OF SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1)(iii) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is, and any future amendments thereto may be, filed on behalf of each of them.

Dated: February 4, 2005

/s/ William Lei Ding
Mr. William Lei Ding

Shining Globe International Limited

By:	/s/ William Lei Ding
Name:	William Lei Ding
Title:	Sole Beneficial Owner and Manager